RELEASE AND SETTLEMENT

This Release and Settlement Agreement (this “Release”) is made and entered into as of this 30th day of June, 2011, between Alan Pritzker (“AP”) and NuGen Holdings, Inc. (the “Company”).

WITNESSETH:

WHEREAS, AP is currently the Chief Financial Officer and Secretary of the Company;

WHEREAS, the Company and AP have mutually consented to the termination of AP’s employment and affiliation with the Company, effective as of the date hereof;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the undersigned, intending to be legally bound by this Agreement, agrees as follows:

1.           Payment.   The Company acknowledges that as of the date hereof, $26,929.37 is due and payable to AP.

2.           Release by AP.

(a)           AP and his agents, representatives, heirs and direct and indirect affiliates and their respective successors and assigns (collectively, the “AP Releasors”) hereby irrevocably and unconditionally release, and forever discharge the Company and its employees, stockholders, officers, directors, agents, representatives and direct and indirect affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Company Related Persons”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which AP or any of the AP Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever against any of the Company Related Persons.  Without limiting the foregoing, AP expressly acknowledges that his release hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which he knows, does not know, should have known, had reason to know, suspects to exist or might exist in his favor at the time of the signing, including, without limitation, any Claims relating directly or indirectly to the Company, and that this Agreement extinguishes any such Claim or Claims, including without limitation, the Employment Agreement dated as of January 1, 2010 between AP and the Company.  This release shall be binding upon each of AP and the AP Releasors and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of each Company and each of the respective Company Related Persons.

(b)           AP acknowledges and agrees that he will never institute a Claim or sue the Company, or any of the Company Related Persons, concerning any Claim covered by Section 2(a) hereof.  AP acknowledges and agrees that if he or any of the AP Releasors violates this Agreement by suing the Company or any of the Company Related Persons, AP agrees that he will pay all costs and expenses of defending against the suit incurred by the Company or any of the Company Related Persons, including attorneys' fees and expenses.

3.           Release by the Company.

(a)           The Company and its agents, representatives, directors, officers, and direct and indirect affiliates and their respective successors and assigns (collectively, the “Company Releasors”) hereby irrevocably and unconditionally release, and forever discharge AP of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which the Company or any of the Company Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever against AP, excluding the Excluded Claims (defined below).  Without limiting the foregoing, the Company expressly acknowledges that its release hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which he knows, does not know, should have known, had reason to know, suspects to exist or might exist in his favor at the time of the signing, and that this Agreement extinguishes any such Claim or Claims.  This release shall be binding upon each of Company and the Company Releasors and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of AP.

(b)           The Company and each of the Company Releasors acknowledges and agrees that none of them will ever institute a Claim or sue AP concerning any Claim covered by Section 3(a) hereof.  The Company acknowledges and agrees that if it violates this Agreement by suing AP, the Company agrees that it will pay all costs and expenses of defending against the suit incurred by AP, including attorneys' fees and expenses.

4.           Excluded Claims.  Notwithstanding the foregoing, AP shall not be indemnified for any Excluded Claims. Excluded Claims shall include any Claims based directly or indirectly (i) on bad faith of AP, (ii) which are the result of active and deliberate dishonesty of AP, or (iii) on the fact that AP gained any financial profit or other advantage or if any payment by the Company pursuant to this Agreement is not permitted by applicable law.

5.           General Provisions.

(a)           This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflict of law rules applied in such State.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(b)           Should any part, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, including the release of all Claims, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted.  This Agreement sets forth the entire agreement concerning the subject matter herein, including, without limitation, the release of all Claims, and may not be modified except by a signed writing.

(c)           Each of the parties hereto acknowledges and agrees that (a) such party has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept the Agreement except for those set forth herein; (b) such party has been advised to consult an attorney before signing this Agreement, and that such party has had the opportunity to consult with an attorney; (c) such party does not feel that he or it is being coerced to sign this Agreement or that his or its signing would for any reason not be voluntary; and (d) such party has thoroughly reviewed and understands the effects of this Agreement before signing it.

(d)           This Agreement shall be binding upon each of parties hereto and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the other party hereto.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release on the day and year first written above.

/s/ Alan Pritzker
Alan Pritzker

NUGEN HOLDINGS, INC.

By:	/s/ Henry Toh
Name:	Henry Toh
Title:	Executive Vice President of
Corporate Development